Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Post-effective Amendment to Registration Statement on Form S-3, (No. 333-133890) and related Prospectus of SanDisk Corporation. (the “Company”) for the registration of $75,000,000 Debt Securities of the Company and M-Systems Finance Inc. and to the incorporation by reference therein of our report dated April 20, 2006, except for the matter discussed in Note 1f and Note 21b, as to which the date is July 17, 2006, with respect to the consolidated financial statements of M-Systems Flash Disk Pioneers Ltd and its subsidiaries included in this Annual Report (Form 20-F) for the year ended December 31, 2005.

Tel-Aviv, Israel November 26, 2006	/s/ Kost, Forer, Gabbay & Kasierer KOST, FORER, GABBAY & KASIERER A Member of Ernst & Young Global